EXHIBIT 10(ee)

AMENDMENT NO. 3 TO ASSIGNMENT AGREEMENT

This Amendment No. 3 to the Assignment Agreement ("Third Amendment") is dated as of November 23, 2010, by and between Westbridge Agricultural Products, a California corporation ("Assignor") and Alejandro Tamayo Ibarra, a citizen of Mexico ("Assicrnee"), with reference to the following facts:

a)   Assignor and Assignee entered into an Assignment Agreement dated August 15, 2008 (the "Original Agreement").

b)   The Original Agreement was amended by that certain Amendment No. 1 to the Original Agreement signed by Assignee and Assignor and dated December 15, 2008 ("First Amendment").

c)   The Original Agreement was amended by that certain Amendment No. 2 to the Original Agreement signed by Assignee and Assignor and dated. March 2, 2009 ("Second Amendment").

d)   The parties wish to again amend certain of the terms of the Original Agreement with this Third Amendment.

e)   Together, the Original Agreement, the First Amendment, the Second Amendment and this Third Amendment are herein referred to as the "Agreement," and the capitalized terms used in this Third Amendment shall have the same meaning ascribed to such terms in the Agreement except as otherwise specifically provided in this Third Amendment.

Now, Therefore, for due consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows"

i)   The parties agree that the payment of US$450,000 due under the Agreement on November 30, 2010 shall be made in the following installments:

(i)   US$50,000 wire transfer to he initiated on November 30, 2010;

(ii)   US$150,000 received no later than December 17 , 2010;

(ii)   US$100,000 received no later than April 30, 2011; and,

(iii)   US$150,000 received no later than September 30, 2011.

Additionally, in the event that any installment is not received when due, Assignor may accelerate and make immediately due the entire remaining balance under the Agreement. Additionally, if any payment is not timely received, Assignee will pay to Assignor as a penalty an amount equal to 1% per month for the entire amount of the de.S$450,000) regardless of the amount outstanding, which penalty will be deemed nee as of December 1, 2010. Payment of the penalty, if any, is due at the time of payment of the late installment or September 30, 2011, whichever occurs first. As illustration, if the payment due April 30, 2011, is not received until May 31, 2011, Assignee owes US$27,000 in a penalty and that payment is due May 31, 2011.

ii)   The Closing Date of the transaction set forth in the Agreement September 30, 2011.

iii)   Except as specifically set forth herein, the Agreement is unmodified and is hereby ratified and remains in full force and effect.

iv)   This Third Amendment may be executed in one or more counterparts, each of which shall be deemed to constitute an original, but all of which, when taken together, shall constitute one and the same instrument, with the same effect as if all of the parties to this Amendment had executed the same counterpart. Facsimile signatures are acceptable to deliver and effectuate the terms of this Third Amendment.

In Witness Whereof, the parties hereto have executed this Amendment as of the date first above written.

ASSIGNOR:	ASSIGNEE:

Westbridge Agricultural Products, a California corporation

By: /s/ Tina Koenemann	/s/ Alejandro Tamayo Ibarra
Tina Koenemann, President	Alejandro Tamayo Ibarra

Witness for Assignor:	Witness for Assignee:

/s/ Ivonne Sanchez Gomez	/s/ Francisco Angel Fernandez Hasbund
Ivonne Sanchez Gomez	Francisco Angel Fernandez Hasbund